Exhibit 10.2

SECOND AMENDMENT TO THE

RECEIVABLES FINANCING AGREEMENT

This SECOND AMENDMENT TO THE RECEIVABLES FINANCING AGREEMENT (this “Amendment”), dated as of May 6, 2020, is entered into by and among the following parties:

(i)	LAMAR TRS RECEIVABLES, LLC, a Delaware limited liability company, as a Borrower (the “TRS Borrower”);
(ii)	LAMAR QRS RECEIVABLES, LLC, a Delaware limited liability company, as a Borrower (the “QRS Borrower”; together with the TRS Borrower, collectively, the “Borrowers”);
(iii)	LAMAR MEDIA CORP., a Delaware corporation, as initial Servicer; and
(iv)	PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent and as Lender.

Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Financing Agreement described below.

BACKGROUND

A.The parties hereto have entered into a Receivables Financing Agreement, dated as of December 18, 2018 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Financing Agreement”).

B.Concurrently herewith, the QRS Borrower, as buyer, the Servicer, as servicer and as an originator, and the various originators party thereto, are entering into that certain Second Amendment to the Purchase and Sale Agreement, dated as of the date hereof (the “PSA Amendment”).

C.The parties hereto desire to amend the Receivables Financing Agreement as set forth herein.

NOW THEREFORE, with the intention of being legally bound hereby, and in consideration of the mutual undertakings expressed herein, each party to this Amendment hereby agrees as follows:

SECTION 1.Amendments to the Receivables Financing Agreement.  The Receivables Financing Agreement is hereby amended to incorporate the changes shown on the marked pages of the Receivables Financing Agreement attached hereto as Exhibit A.

SECTION 2.Representations and Warranties of the Borrowers and the Servicer.  Each Borrower and the Servicer hereby represent and warrant to each of the parties hereto as of the date hereof as follows:

(a)Representations and Warranties.  The representations and warranties made by it in the Receivables Financing Agreement and each of the other Transaction Documents to which it is a party are true and correct in all material respects as of the date hereof unless such representations and warranties by their terms refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date.

(b)Enforceability.  The execution and delivery by it of this Amendment, and the performance of its obligations under this Amendment, the PSA Amendment, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are within its organizational powers and have been duly authorized by all necessary action on its part, and this Amendment, the PSA Amendment, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are (assuming due authorization and execution by the other parties thereto) its valid and legally binding obligations, enforceable in accordance with their terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(c)No Event of Default.  No Event of Default or Unmatured Event of Default has occurred and is continuing, or would occur as a result of this Amendment, the  PSA Amendment or the transactions contemplated hereby or thereby.

SECTION 3.Effect of Amendment; Ratification.  All provisions of the Receivables Financing Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect.  After this Amendment becomes effective, all references in the Receivables Financing Agreement (or in any other Transaction Document) to “this Receivables Financing Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Financing Agreement shall be deemed to be references to the Receivables Financing Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Financing Agreement other than as set forth herein.  The Receivables Financing Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

SECTION 4.Effectiveness.  This Amendment shall become effective as of the date hereof, subject to the conditions precedent that the Administrative Agent shall have received the following:

(a)counterparts to this Amendment executed by each of the parties hereto;

(b)counterparts to the PSA Amendment executed by each of the parties thereto;

(c)a pro forma Information Package; and

(d)the other agreements, documents, instruments, UCC financing statements, secretary certificates, lien searches and opinions listed on Annex A hereto.

SECTION 5.Severability.  Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6.Transaction Document.  This Amendment shall be a Transaction Document for purposes of the Receivables Financing Agreement.

SECTION 7.Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 8.GOVERNING LAW AND JURISDICTION.

(a)THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE

2

STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

(b)EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO EACH BORROWER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY ANY BORROWER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AMENDMENT MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  NOTHING IN THIS SECTION 8 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.  EACH BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.  THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

SECTION 9.Section Headings.  The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Financing Agreement or any provision hereof or thereof.

SECTION 10.Performance Guaranty Ratification.  After giving effect to this Amendment and the PSA Amendment and the transactions contemplated hereby and thereby, (i) each of the New Originators shall constitute “Covered Entities” for purposes of the Performance Guaranty, (ii) all of the provisions of the Performance Guaranty shall remain in full force and effect and (iii) the Performance Guarantor hereby ratifies and affirms the Performance Guaranty and acknowledges that the Performance Guaranty has continued and shall continue in full force and effect in accordance with its terms.

[Signature pages follow]

3

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

LAMAR TRS RECEIVABLES, LLC,
as a Borrower

By: /s/ Jay L. Johnson
Name: Jay L. Johnson
Title: Executive Vice President, Chief Financial Officer

LAMAR QRS RECEIVABLES, LLC,
as a Borrower

By: /s/ Jay L. Johnson
Name: Jay L. Johnson
Title: Executive Vice President, Chief Financial Officer

LAMAR MEDIA CORP.,
as the Servicer

By: /s/ Jay L. Johnson
Name: Jay L. Johnson
Title: Executive Vice President, Chief Financial Officer

S-1	Second Amendment to the Receivables Financing Agreement

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By: /s/ Michael Brown
Name: Michael Brown
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Michael Brown
Name: Michael Brown
Title: Senior Vice President

S-2	Second Amendment to the Receivables Financing Agreement

Acknowledged and agreed: LAMAR MEDIA CORP., as Performance Guarantor By: /s/ Jay L. Johnson Name: Jay L. Johnson Title: Executive Vice President, Chief Financial Officer

S-3	Second Amendment to the Receivables Financing Agreement

Exhibit A

(attached)

EXECUTION ~~COPY~~VERSION

EXHIBIT A to

~~First~~Second Amendment to Receivables Financing Agreement, dated as of ~~February~~May 6, 2020

RECEIVABLES FINANCING AGREEMENT

Dated as of December 18, 2018

by and among

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Borrowers,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

LAMAR MEDIA CORP.,
as initial Servicer,

and

PNC CAPITAL MARKETS LLC,
as Structuring Agent

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	1
SECTION 1.01.	Certain Defined Terms	1
SECTION 1.02.	Other Interpretative Matters	~~34~~35
ARTICLE II	TERMS OF THE LOANS	~~35~~36
SECTION 2.01.	Loan Facility	~~35~~36
SECTION 2.02.	Making Loans; Repayment of Loans	~~35~~36
SECTION 2.03.	Interest and Fees	~~37~~39
SECTION 2.04.	Records of Loans	~~38~~39
SECTION 2.05.	Selection of Interest Rates and Tranche Periods	~~38~~39
SECTION 2.06.	Borrowers Jointly and Severally Liable for Obligations	~~38~~40
SECTION 2.07.	Defaulting Lenders	~~42~~43
ARTICLE III	[RESERVED]	~~43~~44
ARTICLE IV	SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS	~~43~~44
SECTION 4.01.	Settlement Procedures	~~43~~44
SECTION 4.02.	Payments and Computations, Etc	~~46~~47
ARTICLE V	INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST	~~46~~47
SECTION 5.01.	Increased Costs	~~46~~47
SECTION 5.02.	Funding Losses	~~48~~49
SECTION 5.03.	Taxes	~~48~~49
SECTION 5.04.	Inability to Determine Adjusted LIBOR or LMIR; Change in Legality	~~52~~53
SECTION 5.05.	Security Interest	~~53~~54
SECTION 5.06.	Successor Adjusted LIBOR or LMIR	~~54~~55
ARTICLE VI	CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS	~~55~~56
SECTION 6.01.	Conditions Precedent to Effectiveness and the Initial Credit Extension	~~55~~56
SECTION 6.02.	Conditions Precedent to All Credit Extensions	~~55~~56
SECTION 6.03.	Conditions Precedent to All Releases	56
ARTICLE VII	REPRESENTATIONS AND WARRANTIES	~~56~~57
SECTION 7.01.	Representations and Warranties of the Borrowers	~~56~~57
SECTION 7.02.	Representations and Warranties of the Servicer	62
ARTICLE VIII	COVENANTS	~~65~~66
SECTION 8.01.	Covenants of the Borrowers	~~65~~66
SECTION 8.02.	Covenants of the Servicer	~~75~~76
SECTION 8.03.	Separate Existence of the Borrowers	~~83~~84

ARTICLE IX	ADMINISTRATION AND COLLECTION OF RECEIVABLES	~~87~~88
SECTION 9.01.	Appointment of the Servicer	~~87~~88
SECTION 9.02.	Duties of the Servicer	~~88~~89
SECTION 9.03.	Collection Account Arrangements	~~88~~90
SECTION 9.04.	Enforcement Rights	~~89~~90
SECTION 9.05.	Responsibilities of the Borrowers	~~92~~93
SECTION 9.06.	Servicing Fee	~~92~~93
ARTICLE X	EVENTS OF DEFAULT	~~92~~94
SECTION 10.01.	Events of Default	~~92~~94
ARTICLE XI	THE ADMINISTRATIVE AGENT	~~96~~98
SECTION 11.01.	Authorization and Action	~~96~~98
SECTION 11.02.	Administrative Agent’s Reliance, Etc	~~97~~98
SECTION 11.03.	Administrative Agent and Affiliates	~~97~~98
SECTION 11.04.	Indemnification of Administrative Agent	~~97~~99
SECTION 11.05.	Delegation of Duties	~~98~~99
SECTION 11.06.	Action or Inaction by Administrative Agent	~~98~~99
SECTION 11.07.	Notice of Events of Default; Action by Administrative Agent	~~98~~99
SECTION 11.08.	Non-Reliance on Administrative Agent and Other Parties	~~98~~99
SECTION 11.09.	Successor Administrative Agent	~~99~~100
SECTION 11.10.	Structuring Agent	~~99~~100
SECTION 11.11.	LIBOR Notification	100
ARTICLE XII	[RESERVED]	~~99~~101
ARTICLE XIII	INDEMNIFICATION	~~99~~101
SECTION 13.01.	Indemnities by the Borrowers	~~99~~101
SECTION 13.02.	Indemnification by the Servicer	~~103~~104
ARTICLE XIV	MISCELLANEOUS	~~105~~106
SECTION 14.01.	Amendments, Etc	~~105~~106
SECTION 14.02.	Notices, Etc	~~106~~107
SECTION 14.03.	Assignability; Addition of Lenders	~~106~~107
SECTION 14.04.	Costs and Expenses	~~109~~110
SECTION 14.05.	No Proceedings; Limitation on Payments	~~109~~110
SECTION 14.06.	Confidentiality	~~109~~110
SECTION 14.07.	GOVERNING LAW	~~111~~112
SECTION 14.08.	Execution in Counterparts	~~111~~112
SECTION 14.09.	Integration; Binding Effect; Survival of Termination	~~111~~112
SECTION 14.10.	CONSENT TO JURISDICTION	~~111~~113
SECTION 14.11.	WAIVER OF JURY TRIAL	~~112~~113

SECTION 14.12.	Ratable Payments	~~112~~113
SECTION 14.13.	Limitation of Liability	~~112~~114
SECTION 14.14.	Intent of the Parties	~~113~~114
SECTION 14.15.	USA Patriot Act	~~113~~115
SECTION 14.16.	Right of Setoff	~~114~~115
SECTION 14.17.	Severability	~~114~~115
SECTION 14.18.	Mutual Negotiations	~~114~~115
SECTION 14.19.	Captions and Cross References	~~114~~115
SECTION 14.20.	Post-Closing Covenants ~~Covenant~~	~~114~~116

Party, as the case may be), in which case, “Attorney Costs” shall also include the fees, costs and disbursements of such separate counsel). For the avoidance of doubt, “Attorney Costs” shall include fees, costs, expenses and disbursements of McGlinchey Stafford PLLC, as a local Louisiana law firm for the Credit Parties.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day and any Lender, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a)the rate of interest in effect for such day as publicly announced from time to time by such Lender or its Affiliate as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Lender or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer;

(b)0.50% per annum above the latest ~~Federal Funds~~Overnight Bank Funding Rate; and

(c)0.50% per annum above Adjusted LIBOR applicable to the Interest Period for which the Base Rate is then being determined.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has  been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any  selection or recommendation of a replacement rate or the mechanism for determining such a rate  by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention  for determining a rate of interest as a replacement to Adjusted LIBOR or LMIR, for U.S.  dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment; provided  that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark  Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of  Adjusted LIBOR or LMIR with an alternate benchmark rate for each applicable Interest Period,  the spread adjustment, or method for calculating or determining such spread adjustment, (which  may be a positive or negative value or zero) that has been selected by the Administrative Agent  and the Borrowers (a) giving due consideration to (i) any selection or recommendation of a  spread adjustment, or method for calculating or determining such spread adjustment, for the  replacement of Adjusted LIBOR or LMIR with the applicable

Benchmark Replacement  (excluding such spread adjustment) by the Relevant Governmental Body or (ii) any evolving or  then-prevailing market convention for determining a spread adjustment, or method for  calculating or determining such spread adjustment, for such replacement of Adjusted LIBOR or  LMIR for U.S. dollar-denominated credit facilities at such time and (b) which may also reflect  adjustments to account for (i) the effects of the transition from Adjusted LIBOR or LMIR to the Benchmark Replacement and (ii) yield- or risk-based differences between Adjusted LIBOR or  LMIR and the Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark  Replacement, any technical, administrative or operational changes (including changes to the  definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of  determining rates and making payments of interest and other administrative matters) that the  Administrative Agent decides may be appropriate to reflect the adoption and implementation of  such Benchmark Replacement and to permit the administration thereof by the Administrative  Agent in a manner substantially consistent with market practice (or, if the Administrative Agent  decides that adoption of any portion of such market practice is not administratively feasible or if  the Administrative Agent determines that no market practice for the administration of the  Benchmark Replacement exists, in such other manner of administration as the Administrative  Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with  respect to Adjusted LIBOR or LMIR:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,”  the later of (a) the date of the public statement or publication of information referenced therein  and (b) the date on which the administrator of the London Interbank Offered Rate for interbank  deposits in Dollars (“USD LIBOR”) permanently or indefinitely ceases to provide USD LIBOR;  or

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the  date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following  events with respect to Adjusted LIBOR or LMIR:

(1)a public statement or publication of information by or on behalf of the  administrator of USD LIBOR announcing that such administrator has ceased or will cease to  provide USD LIBOR, permanently or indefinitely, provided that, at the time of such statement or  publication, there is no successor administrator that will continue to provide USD LIBOR;

(2)a public statement or publication of information by a Governmental Authority  having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator  of USD LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over  the administrator for USD LIBOR, a resolution authority with jurisdiction over the administrator  for USD LIBOR or a court or an entity with similar insolvency or resolution authority over the  administrator for USD LIBOR, which states that the administrator of USD LIBOR has ceased or  will cease to provide USD LIBOR permanently or indefinitely, provided that, at the time of such  statement or publication, there is no successor administrator that will continue to provide USD  LIBOR; or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of USD LIBOR or a Governmental Authority having jurisdiction over the  Administrative Agent  announcing that USD LIBOR is no longer representative.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its  related Benchmark Replacement Date have occurred with respect to Adjusted LIBOR or LMIR  and solely to the extent that Adjusted LIBOR or LMIR (as the case may be) has not been  replaced with a Benchmark Replacement, the period (x) beginning at the time that such  Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has  replaced Adjusted LIBOR or LMIR (as the case may be) for all purposes hereunder in accordance  with Section 5.06 and (y) ending at the time that a Benchmark Replacement has replaced  Adjusted LIBOR or LMIR (as the case may be) for all purposes hereunder pursuant to Section  5.06.

“Borrowers” has the meaning specified in the preamble to this Agreement. “Borrower Indemnified Amounts” has the meaning set forth in Section 13.01(a). “Borrower Indemnified Party” has the meaning set forth in Section 13.01(a).

“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrowers to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Interest on the Loans, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to any Borrower (in each case whether or not allowed as a claim in such proceeding).

“Borrowers’ Net Worth” means, at any time of determination, an amount equal to (i) the aggregate Outstanding Balance of all Pool Receivables at such time (other than any Pool Receivables that constitute Defaulted Receivables at such time), minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Interest at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance owing under each Intercompany Loan Agreement at such time, plus (E) the aggregate accrued and unpaid interest owing under each Intercompany Loan Agreement at such time, plus (F) without duplication, the aggregate accrued and unpaid other Borrower Obligations at such time.

“Borrowing Base” means, at any time of determination, the amount equal to the lesser of (a) the Facility Limit and (b) the amount equal to (i) the Net Receivables Pool Balance at such time, minus (ii) the Total Reserves at such time.

(b)TRS Holdings ceases to own, directly, 100% of the issued and outstanding Capital Stock and all other equity interests of the TRS Borrower free and clear of all Adverse Claims;

(c)Holdings ceases to own, directly, 100% of the issued and outstanding Capital Stock, membership interests or other equity interests of the Performance Guarantor;

(d)Holdings ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock, membership interests or other equity interests of any Borrower, the Servicer or any Originator;

(e)a “Change ~~in~~of Control” (as defined in the Credit Agreement);

(f)any Adverse Claim shall exist with respect to any Intercompany Loan Agreement or any Intercompany Loan; or

(g)with respect to Holdings:

(i)the capital stock of Holdings owned directly or indirectly by Charles W. Lamar, III or Kevin P. Reilly, Sr., either of their wives, children, children’s spouses, grandchildren, trusts of which either of them, their wives, children, children’s spouses and grandchildren are the sole beneficiaries and for which one or more of such individuals are the sole trustee(s) and any Qualified Reilly Partnership shall (on a fully diluted basis after giving effect to the exercise of any outstanding rights or options to acquire capital stock of Lamar) cease to constitute at least such percentage of the aggregate voting stock of Holdings as is sufficient at all times to elect a majority of the Board of Directors of Holdings;

(ii)any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date), other than Charles W. Lamar, III or Kevin P. Reilly, Sr. and any of the other permitted holders referred to in clause (i) above, shall acquire or own, directly or indirectly, beneficially or of record, shares representing more than 20% of the ordinary voting power represented by the issued and outstanding voting capital stock of Holdings, or (y) acquire direct or indirect Control of Holdings; or

(iii)a majority of the seats (other than vacant seats) on the Board of Directors of Holdings shall be occupied by Persons who were neither (x) nominated by the Board of Directors of Holdings nor (y) appointed by directors so nominated.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, during such Fiscal Month, by (b) the aggregate sales made by the Originators during the Fiscal Month that is one month prior to such Fiscal Month.

“Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the Dilution Horizon Ratio, multiplied by (b) the sum of (i) 2.25 times the average of the Dilution Ratios for the twelve most recent Fiscal Months and (ii) the Dilution Volatility Component.

“Dilution Volatility Component” means, for any Fiscal Month, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of:

(a)the positive difference, if any, between: (i) the highest Dilution Ratio for any Fiscal Month during the twelve (12) most recent Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve (12) Fiscal Months; multiplied by

(b)the quotient of (i) the highest Dilution Ratio for any Fiscal Month during the twelve (12) most recent Fiscal Months, divided by (ii) the arithmetic average of the Dilution Ratios for such twelve (12) Fiscal Months.

“Dollars” and “$” each mean the lawful currency of the United States of America. “Early Opt-in Event” means the occurrence of :

(1)a determination by the Administrative Agent and/or the Borrowers that U.S.  dollar-denominated credit facilities being executed at such time, or that include language similar  to that contained in Section 5.06, are being executed or amended, as applicable, to incorporate or  adopt a new benchmark interest rate to replace USD LIBOR; and

(2)the election by the Administrative Agent and/or the Borrowers to declare that an  Early Opt-in Event has occurred and the provision, as applicable, by the Administrative Agent of  written notice of such election to the Borrowers and the Lenders, or by the Borrowers of written  notice of such election to the Administrative Agent and the Lenders.

“Eligible Assignee” means (i) any Lender or any of its Affiliates, (ii) any Person managed by a Lender or any of its Affiliates and (iii) any other financial or other institution; provided, that no Defaulting Lender shall be an “Eligible Assignee.”

“Eligible Foreign Obligor” means an Obligor which is neither a U.S. Obligor nor a Sanctioned Person.

“Eligible Receivable” means, at any time of determination, a Pool Receivable:

(a)each Obligor of which is: (i) either a U.S. Obligor or an Eligible Foreign Obligor; (ii) not a Sanctioned Person; (iii) not subject to any Insolvency Proceeding; (iv) not an Affiliate of any Lamar Party; (v) not the Obligor with respect to Delinquent Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; (vi) not a natural person;

(g)the excess (if any) of (i) the aggregate Outstanding Balance of all EligibleReceivables that are Unperformed Receivables, over (ii) the product of (x) 45.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; provided, however, that during the continuance of a Ratings Event Level II the Administrative Agent may, upon ten (10) Business Days’ prior notice to the Borrowers, reduce the percentage in clause (ii)(x) above to 22.5%.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) such Lender makes a Loan or its Commitment or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Affected Person’s failure to comply with Section 5.03(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exiting Lender” has the meaning set forth in Section 2.02(h).

“Facility Limit” means, $175,000,000, as reduced or increased from time to time pursuant to the terms hereof. References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.

~~“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal  Reserve Board (including any such successor, “H.15(519)”)~~

~~for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the~~

~~Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined  by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York City time) on that day by each of three leading brokers of  Federal funds transactions in New York City selected by the Administrative Agent.~~

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“Final Maturity Date” means the date that (i) is one hundred eighty (180) days following the Termination Date or (ii) such earlier date on which the Aggregate Capital and all other Borrower Obligations become due and payable pursuant to Section 10.01.

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Interest have been paid in full, (ii) all Borrower Obligations shall have been paid in full, (iii) all other amounts owing to the Credit Parties and any other Borrower Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Financial Covenant Event” shall be deemed to have occurred if, at any time, the Secured Debt Ratio exceeds 4.50 to 1.00.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.

“First Amendment Effective Date” means February 6, 2020.

“Fiscal Month” means each calendar month.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Originator” means each of the QRS Originators and the TRS Originators.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing Taxes or any other excise or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, performance, registration, enforcement of, from the receipt or perfection of a security interest under, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder except any Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight  federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of  depository institutions, as such composite rate shall be determined by the Federal Reserve Bank  of New York (“NYFRB”), as set forth on its public website from time to time, and as published  on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by  such other recognized electronic source (such as Bloomberg) selected by the Administrative  Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day,  the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding  Business Day; provided, further, that if such rate shall at any time, for any reason, no longer  exist, a comparable replacement rate determined by the Administrative Agent at such time  (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding  Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The  rate of interest charged shall be adjusted as of each Business Day based on changes in the  Overnight Bank Funding Rate without notice to the Borrower.

“Parent” means Lamar.

“Parent Entity” shall mean any direct or indirect parent of Holdings.

“Parent Group” has the meaning set forth in Section 8.03(c).

“Participant” has the meaning set forth in Section 14.03(d).

“Participant Register” has the meaning set forth in Section 14.03(e).

“PATRIOT Act” has the meaning set forth in Section 14.15. such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(e)all books and records of each Borrower and each Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and all Collection Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC);

(f)all of the applicable Borrower’s rights, interests and claims under the applicable Purchase and Sale Agreement and the other Transaction Documents; and

(g)all Collections and other proceeds (as defined in the UCC) of any of the foregoing.

“Release” has the meaning set forth in Section 4.01(a).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal  Reserve Bank of New York, or a committee officially endorsed or convened by the Federal  Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan.

“Representatives” has the meaning set forth in Section 14.06(c).

“Required Capital Amount” means, as of any date of determination, an amount equal to the product of (i) the Loss Reserve Percentage at such time times (ii) the Net Receivables Pool Balance at such time.

“Restricted Payments” has the meaning set forth in Section 8.01(r).

“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable; provided that such goods shall no longer constitute Returned Goods after a Deemed Collection has been deposited in a Collection Account with respect to the full Outstanding Balance of the related Receivables. Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Boxes and Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Collection Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of such Borrower under the related Purchase and Sale Agreement, (vi) all other personal and fixture property or assets of such Borrower of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing. Notwithstanding any provision set forth in this Agreement to the contrary, in no event shall the term “Collateral” include any Affiliate Receivables.

(b)The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. Each Borrower hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c)Immediately upon the occurrence of the Final Payout Date, the Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrowers; provided, however, that promptly following written request therefor by any Borrower delivered to the Administrative Agent following any such termination, and at the expense of the Borrowers, the Administrative Agent shall execute and deliver to such Borrower UCC-3 termination statements and such other documents as such Borrower shall reasonably request to evidence such termination.

SECTION 5.06.Successor Adjusted LIBOR or LMIR

~~(a)If the Administrative Agent determines (which determination shall be final  and conclusive, absent manifest error) that either (i) (A) the circumstances set forth in Section  5.04 have arisen and are unlikely to be temporary, or (B) the circumstances set forth in Section  5.04 have not arisen but the applicable supervisor or administrator (if any) of Adjusted LIBOR or LMIR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which Adjusted LIBOR or LMIR shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination  Date”), or (ii) a rate other than Adjusted LIBOR or LMIR, as applicable, has become a widely  recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Administrative Agent may (in consultation with the Borrowers) choose a replacement index for~~

~~Adjusted LIBOR or LMIR, as applicable, and make adjustments to applicable margins and  related amendments to this Agreement as referred to below such that, to the extent practicable, the all in Interest based on the replacement index will be substantially equivalent to the all in Interest based on Adjusted LIBOR or LMIR, as applicable, in effect prior to its replacement.~~

(a)~~(b) The Administrative Agent  and the Borrowers shall enter into an amendment to~~

~~this Agreement to reflect the replacement index, the adjusted margins and such other related  amendments as may be appropriate, in the discretion of the Administrative Agent, for the implementation and administration of the replacement index based rate~~Benchmark Replacement. Notwithstanding anything to the contrary ~~in this Agreement or the other Transaction Documents (including, without limitation, Section 14.01), such amendment shall become effective without any further action or consent of any other party to this Agreement~~herein or in any other  Transaction Document, if the Administrative Agent determines  that a Benchmark Transition  Event or an Early Opt-in Event has occurred, the Administrative Agent and the Borrowers may  amend this Agreement to replace Adjusted LIBOR or LMIR with a Benchmark Replacement;  and any such amendment will become effective at 5:00 p.m. New York City time on the

~~tenth~~fifth (~~10~~5th) Business Day after the ~~date a draft of the~~Administrative Agent has provided  such proposed amendment ~~is provided~~ to ~~the~~all Lenders, ~~unless~~so long as the Administrative Agent ~~receives, on or before such tenth (10th) Business Day, a~~has not received, by such time,  written notice ~~from the Majority Lenders stating that such Majority Lenders object~~of objection to such amendment from Lenders comprising the Majority Lenders.

~~(c)       Selection of the replacement index, adjustments to the applicable margins,~~

~~and amendments to this Agreement (i) will be determined with due consideration to the then current market practices for determining and implementing a rate of interest for newly  originated loans in the United States and loans converted from a rate based on Adjusted LIBOR  or LMIR to a replacement index based rate, and (ii) may also reflect adjustments to account for (A) the effects of the transition from Adjusted LIBOR or LMIR, as applicable, to the replacement  index and (B) yield or risk based differences between Adjusted LIBOR or LMIR, as applicable, and the replacement index.(d) Until an amendment reflecting a new replacement index in accordance with this Section 5.06 is effective, each Portion of Capital accruing Interest with~~Until the Benchmark Replacement is effective, each advance, conversion and renewal of a Loan  bearing interest by reference to Adjusted LIBOR or LMIR will continue to bear interest with reference to Adjusted LIBOR or LMIR, (as ~~applicable; provided however, that if the Administrative Agent determines  (which determination shall be final and conclusive, absent  manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR  Termination Date, each Portion of Capital that would otherwise accrue Interest with~~the case may  be); provided, however, that during a Benchmark Unavailability Period (i) any pending selection  of, conversion to or renewal of a Loan bearing interest by reference to Adjusted LIBOR or LMIR  that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of  the Base Rate with respect to such Loan, and such Loan shall bear interest by reference to the  Base Rate (rather than by reference to Adjusted LIBOR or LMIR), and (ii) all outstanding Loans  bearing interest by reference to Adjusted LIBOR or LMIR shall automatically ~~begin accruing  Interest with~~be converted to bear interest by reference to the Base Rate ~~until such time as an amendment reflecting a replacement index and related matters as described above is implemented.~~ .

~~(e)     Notwithstanding~~

(b)Benchmark Replacement Conforming Changes. In connection with the  implementation of a Benchmark Replacement, the Administrative Agent will have the right to  make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary ~~contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.herein~~ or in  any other Transaction Document, any amendments implementing such Benchmark Replacement  Conforming Changes will become effective without any further action or consent of any other  party to this Agreement.

(c)Notices; Standards for Decisions and Determinations.  The Administrative Agent  will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark  Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes, (iii)  the commencement or conclusion of any Benchmark Unavailability Period, and (iv) any  occurrence of an Early Opt-in Election. Any determination, decision or election that may be  made by the Administrative Agent or the Lenders pursuant to this Section 5.06 including any  determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence  of an event, circumstance or date and any decision to take or refrain from taking any action, will  be conclusive and binding absent manifest error and may be made in its or their sole discretion  and without consent from any other party hereto, except, in each case, as expressly required  pursuant to this Section 5.06.

ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

SECTION 6.01.Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit I hereto, in each case, in form and substance reasonably acceptable to the Administrative Agent and (b) all fees and expenses payable by the Borrowers on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 6.02.Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)a Borrower shall have delivered to the Administrative Agent and each Lender a Loan Request for such Loan, in accordance with Section 2.02(a);

(b)the Servicer shall have delivered to the Administrative Agent and each Lender all Information Packages and Interim Reports, if any, required to be delivered hereunder;

(c)the conditions precedent to such Credit Extension specified in Section  2.01(i) through (iii), shall be satisfied; and appointed by the Majority Lenders as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b)Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

SECTION 11.10.Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.03. Each Credit Party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.

SECTION 11.11.LIBOR Notification. Section 5.06 (“Successor Adjusted LIBOR or  LMIR”) provides a mechanism for determining an alternative rate of interest in the event that  Adjusted LIBOR or LMIR is no longer available or in certain other circumstances. The  Administrative Agent does not warrant or accept any responsibility for and shall not have any  liability with respect to, the administration, submission or any other matter related to the London  interbank offered rate or other rates in the definition of Adjusted LIBOR or LMIR or with respect  to any alternative or successor rate thereto, or replacement rate therefor.

ARTICLE XII

[RESERVED]

ARTICLE XIII

INDEMNIFICATION

SECTION 13.01.Indemnities by the Borrowers.

(a)Without limiting any other rights that the Administrative Agent, the CreditParties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Borrower Indemnified Party”) may have hereunder or under Applicable Law, each Borrower, jointly and severally, hereby agrees to indemnify each Borrower